Exhibit (d)(b)(12)(b)

AMENDMENT TO

ADVISORY FEE WAIVER AGREEMENT FOR

COMSTOCK PORTFOLIO

OF PACIFIC SELECT FUND

This AMENDMENT to the Advisory Fee Waiver Agreement, effective as of May 1, 2017 (the “Amendment”), is being entered into by and between Pacific Life Fund Advisors LLC (the “Adviser”) and Pacific Select Fund (the “Trust”), on behalf of the Comstock Portfolio of the Trust (the “Fund”).

WHEREAS, the Trust and the Adviser (collectively, the “Parties”) entered into an Advisory Fee Waiver Agreement dated January 1, 2011, as amended from time to time and novated (the “Agreement”);

WHEREAS, the Adviser and the Trust mutually desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1.	Section I (Advisory Fee Waiver), subsection A, of the Agreement is hereby deleted and replaced with the following:

A.	Amount of Waiver. During the term of this Agreement, the Adviser hereby agrees to waive 0.015% off of its investment advisory fee for the Fund.

2.	Section II (Term and Termination of Agreement), subsections A and B, of the Agreement are hereby deleted and replaced with the following:

A.

This Agreement shall have a term commencing on May 1, 2017 and ending April 30, 2018. This Agreement shall automatically renew for successive one-year terms (each a one-year term) ending April 30th of each year, unless the Adviser provides 30 days’ written notice of the termination of this Agreement to the Trust prior to the beginning of the next applicable one-year term.

B.

Notwithstanding sub-paragraph (A) above, this Agreement may be terminated by the Board of Trustees of the Trust (the “Board”), without payment of any penalty, upon approval of the Board and prior written notice to the Adviser at its principal place of business.

3.	Section III (Miscellaneous), subsection C of the Agreement is hereby deleted and replaced with the following:

C.	Choice of Law. This agreement shall be governed by the law of the State of Delaware, without regard to the conflict of law provision thereof.

4.	Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorize and their respective corporate seals be hereunto affixed, as of the day and year first above written.

PACIFIC SELECT FUND

By: /s/ Howard Hirakawa	By: /s/ Jane M. Guon
Name: Howard Hirakawa	Name: Jane M. Guon
Title: Senior Vice President	Title: Secretary

PACIFIC LIFE FUND ADVISORS LLC

By: /s/ Howard Hirakawa	By: /s/ Jane M. Guon
Name: Howard Hirakawa	Name: Jane M. Guon
Title: SVP, Fund Advisor Operations	Title: Secretary